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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                      Allscripts Healthcare Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01988P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              December 31, 2004 (1)
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


(1) Beneficial ownership information reported herein is as of December 31, 2004; provided however, the percentage of class beneficially owned by each reporting person reported herein is based on 38,375,527 shares of common stock outstanding as of October 29, 2004 as reported in Allscripts Healthcare Solutions, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [   ]     Rule 13d-1(b)

             [   ]     Rule 13d-1(c)

             [ X ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 01988P108


--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Liberty Partners Holdings 6, L.L.C.

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States-DE

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         0
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,052,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)
           OO
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Liberty  Partners, L.P.

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States-DE

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         0
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,052,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           00- Limited Partnership
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc.

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States-DE

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         0
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,052,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Peter E. Bennett

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              20,000
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         20,000
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,072,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            G. Michael Stakias

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              12,000
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         12,000
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,064,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Michael S. Levine

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              3,000
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         3,000
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,055,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Paul J. Huston

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              1,300
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         1,300
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,053,470
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Michael J. Kluger

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              101,200
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         101,200
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,153,370
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.2%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Thomas G. Greig, III

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         0
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,052,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.8%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Stephen J. Fisher

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              60,525
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         60,525
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,112,695
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.1%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

CUSIP No. 01988P108

--------------------------------------------------------------------------------
   1.      NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             Yvonne V. Marsh

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)  [_]
           (b)  [X]
--------------------------------------------------------------------------------
   3.      SEC USE ONLY


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5. SOLE VOTING POWER              0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6. SHARED VOTING POWER            3,052,170
       OWNED BY
         EACH               ----------------------------------------------------
       REPORTING             7. SOLE DISPOSITIVE POWER         0
        PERSON
         WITH:              ----------------------------------------------------
                             8. SHARED DISPOSITIVE POWER       3,052,170

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,052,170
--------------------------------------------------------------------------------
   10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.8%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON (See Instrustions)

           IN
--------------------------------------------------------------------------------

ITEM 1.

       (a)    Name of Issuer

              Allscripts Healthcare Solutions, Inc.

       (b)    Address of Issuer's Principal Executive Offices

              2401 Commerce Drive
              Libertyville, Illinois  60048

ITEM 2.

       (a)-(c) This Statement is filed by:

               Liberty Partners Holdings 6, L.L.C. ("LLC");

               Liberty Partners, LP ("LP"), manager of LLC;

               PEB Associates, Inc. d/b/a Liberty Capital Partners, Inc. ("LCP"), general partner of LP;

               and Peter E. Bennett ("Bennett"), G. Michael Stakias ("Stakias"), Michael S. Levine, ("Levine"), Paul J. Huston ("Huston"), Michael
               J. Kluger ("Kluger"), Thomas G. Greig, III ("Greig"), Stephen J. Fisher ("Fisher") and Yvonne V. Marsh ("Marsh") who, as of December 31, 2004, were officers, directors and shareholders of LCP (the individuals referred to above are collectively referred to herein as the "Managers").

               The business address of LLC, LP, LCP and the Managers is 1370 Avenue of the Americas, 34th and 35th Floors, New York, NY 10019. LLC is a Delaware limited liability company, LP is a Delaware limited partnership; LCP is a Delaware corporation and Bennett, Stakias, Levine, Huston, Kluger, Greig, Fisher and Marsh are U.S. citizens.

               LLC, LP, LCP and the Managers are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

       (d)     Title of Class of Securities

               Common Stock

       (e)     CUSIP Number

               01988P108

ITEM 3.

       N/A

ITEM 4.    OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: See Row 9 for the amount beneficially owned by each Reporting Person

       (b) Percent of class: See Row 11 for the percentage of class beneficially owned by each Reporting Person. Such percentage is based on 38,375,527 shares of common stock outstanding as of October 29, 2004 as reported in Allscripts Healthcare Solutions, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

       (c) Number of shares as to which the person has: See Rows 5-8 for the voting and dispositive power for each Reporting Person

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           N/A

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           N/A

ITEM 10.   CERTIFICATION

           N/A

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

Dated:  January 31, 2005                            LIBERTY PARTNERS HOLDINGS 6, L.L.C.
                                                    By:    Liberty Partners, L.P., its Manager
                                                    By:    P.E.B. Associates, Inc. d/b/a
                                                           Liberty Capital Partners, Inc., its General Partner


                                                    By:    /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, Executive Vice President
                                                           and Managing Director

                                                    LIBERTY PARTNERS, L.P.
                                                    By:    P.E.B. Associates, Inc. d/b/a
                                                           Liberty Capital Partners, Inc., its General Partner



                                                    By:    /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, Executive Vice President
                                                           and Managing Director

                                                           /s/ Peter E. Bennett
                                                           ---------------------------------------------------
                                                           Peter E. Bennett, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ Michael S. Levine
                                                           ---------------------------------------------------
                                                           Michael S. Levine, on behalf of LCP in his capacity
                                                           as an officer thereof

                                                           /s/ Paul J. Huston
                                                           ---------------------------------------------------
                                                           Paul J. Huston, on behalf of LCP in his capacity
                                                           as an officer thereof

                                                           /s/ Michael J. Kluger
                                                           ---------------------------------------------------
                                                           Michael J. Kluger, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ Thomas G. Greig, III
                                                           ---------------------------------------------------
                                                           Thomas G. Greig, III, on behalf of LCP in his
                                                           capacity as an officer thereof

                                                           /s/ Stephen J. Fisher
                                                           ---------------------------------------------------
                                                           Stephen J. Fisher, individually and on behalf
                                                           of LCP in his capacity as an officer thereof

                                                           /s/ Yvonne V. Marsh
                                                           ---------------------------------------------------
                                                           Yvonne V. Marsh, on behalf of LCP in her capacity
                                                           as an officer thereof


                                                                       EXHIBIT A

               AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Allscripts Healthcare Solutions, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

         This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.


Dated:  January 31, 2005                            LIBERTY PARTNERS HOLDINGS 6, L.L.C.
                                                    By:    Liberty Partners, L.P., its Manager
                                                    By:    P.E.B. Associates, Inc. d/b/a
                                                           Liberty Capital Partners, Inc., its General Partner


                                                    By:    /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, Executive Vice President
                                                           and Managing Director

                                                    LIBERTY PARTNERS, L.P.
                                                    By:    P.E.B. Associates, Inc. d/b/a
                                                           Liberty Capital Partners, Inc., its General Partner



                                                    By:    /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, Executive Vice President
                                                           and Managing Director

                                                           /s/ Peter E. Bennett
                                                           ---------------------------------------------------
                                                           Peter E. Bennett, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ G. Michael Stakias
                                                           ---------------------------------------------------
                                                           G. Michael Stakias, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ Michael S. Levine
                                                           ---------------------------------------------------
                                                           Michael S. Levine, on behalf of LCP in his capacity
                                                           as an officer thereof

                                                           /s/ Paul J. Huston
                                                           ---------------------------------------------------
                                                           Paul J. Huston, on behalf of LCP in his capacity
                                                           as an officer thereof

                                                           /s/ Michael J. Kluger
                                                           ---------------------------------------------------
                                                           Michael J. Kluger, individually and on behalf of
                                                           LCP in his capacity as an officer thereof

                                                           /s/ Thomas G. Greig, III
                                                           ---------------------------------------------------
                                                           Thomas G. Greig, III, on behalf of LCP in his
                                                           capacity as an officer thereof

                                                           /s/ Stephen J. Fisher
                                                           ---------------------------------------------------
                                                           Stephen J. Fisher, individually and on behalf
                                                           of LCP in his capacity as an officer thereof

                                                           /s/ Yvonne V. Marsh
                                                           ---------------------------------------------------
                                                           Yvonne V. Marsh, on behalf of LCP in her capacity
                                                           as an officer thereof
